CONSULTING AND ADVISORY SERVICE AGREEMENT

This agreement dated 5/14/2014 between Shelter Rock International, LLC of 59 Shelter Rock Road, Stamford, CT 06903, hereafter designated as “Consultant” and iWallet Corporation of San Diego, CA hereafter designated as “CLIENT” defines the scope of consulting and advisory services and the Consultant's compensation, as well as various ANCILLARY terms and conditions.

1.	Scope of Services

Consulting and advisory services shall be provided by the Consultant to CLIENT on a periodic basis, agreed in advance during planning sessions or through emails or verbal communication, and will cover the scope identified in the Appendices to this document which may be modified from time to time by mutual agreement. CLIENT recognizes that the Consultant will be working on behalf of CLIENT on a part-time basis.

2.       Remuneration

2.1.        A fee of $225 per hour up to a maximum of $1500 per day shall be paid by CLIENT to the Consultant. Should a calendar monthly fee, excluding expenses, exceed five thousand dollars ($5000).the hourly rate will be discounted by 10% for that month.

2.2.        Consultant services will be approved by CLIENT in advance of services or through a mutually agreed upon Appendix to this document covering the consulting services to be provided.

2.3.        Should Consultant identify candidates for sales or management positions for CLIENT or affiliates, and they are hired as employees or independent contractors, Consultant will be paid a $4000 finder's fee within 30 days of the start date of the new hire or $2500 for a part time employee or independent contractor. If the person is hired through a search firm and a search fee paid, no fee will be due Consultant. If a finder's fee is paid to the Consultant, the Consultant will not charge hourly or dally rates for any work in soliciting the candidate. CLIENT will reimburse Consultant for any travel and related expenses related to the solicitation. The determination of the selection of an employee or agent will be solely the responsibility of CLIENT.

2.4.        Payments shall be made on an “independent contractor” basis (IRS Form 1099-MISC} and remitted by the 10th day following the calendar month end, via check or electronic funds transfer to

Shelter Rock International, LLC Attention: Carl E. Rosen

59 Shelter Rock Road

Stanford, CT 06903

The consultant takes full responsibility for declaring and paying taxes and dues related to this income.

2.5.        Payments shall be made on an "independent contractor" basis (IRS Form 1099-MISC} and remitted by the 10th day following the calendar month end, via check or electronic funds transfer to Consultant will be entitled, in addition to any other rights it may have, to reimbursement for its expenses including its reasonable costs and reasonable attorney's fees in the event of a default by CLIENT in any obligations under this agreement.

3.       Expenses

Travel will be authorized by CLIENT in advance. Business expenses incurred by the Consultant shall be reimbursed based on a monthly expense claim and shall cover the following general expense categories

3.1.        Rental car costs shall be reimbursed when on assignment.

3.2.        Air Fare, including transport service to local airports, as incurred.

3.3.        Reasonable hotel charges.

3.4.        Reasonable lunch and dinner expenses when on assignment away from home base in Connecticut.

3.5.        Entertainment expense, where authorized.

3.6.        Communication costs incurred on behalf of CLIENT.

4.       Contract Period and Renewal

4.1.        The contract shall begin from the effective date of this agreement.

4.2.        Either party shall have the right to terminate this contract at any time with 30 days written notice. CLIENT agrees to pay for work performed through the date of the termination. Upon termination each party will promptly, and at the direction of the other party, either return or destroy, and will not take or use, any items of any nature that belong to the other party and all items containing or related to the Confidential Information of the other party..

5.       Limitation of Liabilities

5.1.        In providing the services defined under paragraph 1,the Consultant shall in no way be held responsible for losses incurred by CLIENT or any other undesired effect or results, even if such losses can be directly attributed to the consulting, research or other advice, with or without the benefit of hindsight. CUENT is free to act upon or discard all consulting work and advice provided by the Consultant and CUENT therefore takes full responsibility for all consequences thereof. In addition, in the event that the Consultant is asked to represent CLIENT in any way, the Consultant shall be fully indemnified by CLIENT for any ability or other damages subsequently attributed to such representation. Consultant's services to Client shall be deemed authorized activities of a Director of Client under the terms of Client's Directors and Officers Liability Insurance coverage so long as Consultant serves as a member of Client's Board of Directors.

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6.       Non-Disclosure Agreement

The Consultant has separately agreed to terms of Non-Disclosure of confidential information, attached to this document for reference. The Non-Disclosure provisions will survive the termination of this agreement.

7.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the State of Connecticut without giving effect to the applicable conflicts of law provisions. Each party consents to the jurisdiction of the state and federal courts located in Connecticut to resolve any dispute arising out of or related to this Agreement.

The parties have executed this agreement with effect from 5/1/2014, evidenced by signatures below:

“Consultant” /s/ Carl E. Rosen	“CLIENT” /s/ Steven Cabouli
Principal, Carl E Rosen	President, Steven Cabouli
Title/Name	Title/Name
Date: 5/15/14	Date: 5/15/14
Shelter Rock International, LLC Shelter Rock Road Stamford, CT 06903 Phone: 203 .329.0318 Email:carlerosen@gmail.com	iWallet 7968 Arjons Drive San Diego, CA 92126 858-877-3195 steve@iwalletusa.com

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Appendix A

Consulting Services - EXAMPLE ONLY

Consulting services will be performed at the direction of Steven Cabouli or his designee.

Consultant will assist in the presentation of financial projections and industry overview to potential investors.

Consultant will provide input for potential licensing agreements

Consultant will provide input to company management for the development and execution of a business plan with priorities, risks and timetables.

a.	Product development

b.	Packaging

c.	Marketing including but not limited to social media, web presence, public relations, event planning as well as tradition media

d.	Distribution worldwide

e.	Licensing opportunities

f.	Logistics including customer relations

g.	Quality control

h.	Organizational structure

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